Exhibit 99

SEALED AIR REPORTS RECORD FIRST QUARTER EARNINGS

Achieves 7% Increase in Sales and

17% Growth in Operating Profit

ELMWOOD PARK, N.J., Wednesday, April 25, 2007 — Sealed Air Corporation (NYSE:SEE) reported post-split diluted earnings per common share of $0.67 for the first quarter of 2007, which includes a gain of $0.11 per share related to the sale of the Company’s investment in the PolyMask joint venture, an $0.18 per share favorable impact from the reversal of previous tax accruals, and charges of $0.01 per share related to the implementation of the Company’s global manufacturing strategy.  Excluding these items, diluted earnings per common share for the quarter would have been $0.39 per share, a 30% increase over prior year diluted earnings per common share of $0.30.  Sealed Air’s net sales for the quarter increased 7% to $1.09 billion, compared with $1.02 billion in 2006.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We are encouraged by our positive start to the year.  We experienced solid operating results compared with the prior year as we continue to focus our business on opportunities for profitable growth.  Our sales in Latin America and Asia Pacific grew at double-digit rates within both our food packaging segment and our protective packaging segment.  Our food packaging business demonstrated improved operating performance as we leveraged steady volume growth in the quarter.  We also increased the profitability of our protective packaging business despite signs of slower economic growth in North America during the quarter.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“We see opportunities to accelerate growth by increasing the focus of our sales and marketing organization on core markets and new business opportunities.  This includes developing technologies and innovative new products for food and protective packaging applications as well as identifying new performance solutions for specialty materials.  One consequence of this focus on markets is that we will modify our segment reporting to reflect the way we will manage the growth and profitability of our business going forward.”

Financial Highlights for the First Quarter

•                  Net sales increased 7% to $1.09 billion compared with $1.02 billion for the first quarter of 2006.  The increase in net sales resulted from the combined effect of $27 million in unit volume growth, a $12 million favorable change in product price/mix, $8 million from acquisitions and $29 million from the favorable effect of foreign currency translation.  Excluding the favorable effect of $29 million in foreign currency translation, net sales would have increased 5%.

•                  Gross profit increased to $314 million, or 28.7% of net sales, compared with $284 million, or 27.8% of net sales, for the first quarter of 2006.  The increase in gross profit as a percentage of net sales was primarily due to lower average petrochemical-based raw material costs and a favorable shift in product price/mix.  The Company’s first quarter 2007 cost of sales included $2.5 million in expenses related to the implementation of its global manufacturing strategy.

•                  Marketing, administrative and development expenses were $178 million, or 16.3% of net sales, compared with $168 million, or 16.4% of net sales, for the first quarter of 2006.

•                  Operating profit increased to $136 million, or 12.4% of net sales, compared with $116 million, or 11.4% of net sales, in the first quarter of 2006.  Operating profit in 2007 included charges of $2.5 million related to the implementation of the Company’s global manufacturing strategy and $0.4 million in restructuring charges.  Operating profit in 2006 included restructuring charges of $0.2 million.  Excluding these charges, operating profit as a percentage of net sales for the first quarter of 2007 would have been 12.7% compared with 11.4% in 2006.

•                  Interest expense was $36 million compared with $38 million in the first quarter of 2006 primarily reflecting savings from the retirement of the Company’s 5.625% euro notes on July 19, 2006.

•                  As previously reported, on February 9, 2007, the Company sold its 50% investment in PolyMask Corporation to its joint venture partner, 3M.  The Company received an aggregate cash amount of $36 million for the transaction and other related assets and recorded a pre-tax gain of $35 million in the first quarter of 2007 as a result.

•                  The Company’s tax expense in the first quarter of 2007 was reduced by the reversal of $34 million of tax accruals, and related interest, for contingencies that did not materialize due to outcomes of tax audits and the expiration of relevant statutes of limitations.  This reversal includes multiple jurisdictions and multiple tax years up to and including the year 2000.  Including this amount and the tax effect of the gain related to the sale of the PolyMask investment, the Company expects its full year effective income tax rate to be 25.5%.  Excluding these items, the Company’s estimated full year effective income tax rate is 32.0%.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the first quarter increased 9% to $682 million compared with $626 million last year.  Double-digit volume growth in Latin America and Asia Pacific, along with mid-single-digit sales growth in North America, helped contribute to performance in the quarter.  Excluding the $18 million favorable effect of foreign currency translation, segment net sales would have increased 6%.  Operating profit for the first quarter was $77 million, or 11.3% of net sales, compared with $65 million, or 10.3% of net sales, in 2006.  The increase in operating profit as a percentage of net sales was due to a favorable shift in product price/mix combined with slightly lower average raw material costs.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the first quarter increased 5% to $412 million compared with $394 million last year.  Strength in Asia and Latin America was offset by weakness in North America due to signs of slowing economic growth.  Excluding the $11 million favorable effect of foreign currency translation, segment net sales would have increased 2%.  Operating profit for the first quarter was $60 million, or 14.5% of net sales, compared with $52 million, or 13.1% of net sales, in 2006.  The increase in operating profit as a percentage of net sales was due to favorable product price/mix combined with lower average raw material costs.

Stock Split and Cash Dividend

As previously announced, on February 16, 2007, the Company’s Board of Directors declared a two-for-one stock split that was effected in the form of a stock dividend paid on March 16, 2007 to stockholders of record of outstanding shares of its common stock at the close of business on March 2, 2007.  The Company’s Board of Directors also increased the Company’s quarterly cash dividend by 33% to $0.20 per common share, declaring a quarterly cash dividend that was paid on the pre-split shares of the Company’s common stock on March 16, 2007 to stockholders of record at the close of business on March 2, 2007.

Global Manufacturing Strategy

The Company incurred $2.5 million in expenses during the first quarter related to the implementation of its global manufacturing strategy that were recorded as cost of sales.  The Company now expects to incur approximately $30 million in total expenses related to this strategy in 2007.  The actual timing of these additional expenses is subject to change due to a variety of factors that may cause a portion of the charges to occur in future periods.

Earnings Guidance

Sealed Air expects its full year 2007 diluted earnings per common share to be in the range of $1.83 to $1.93, which includes the previously mentioned gain of $0.11 per share related to the sale of the Company’s investment in the PolyMask joint venture, the $0.18 per share favorable impact from the reversal of tax accruals, and total charges of $30 million, or $0.11 per share, expected to be incurred relating to its global manufacturing strategy.  Excluding these items, the Company maintains its full year 2007 diluted earnings per common share guidance range of $1.65 to $1.75 after adjusting for the recent two-for-one stock split.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (888) 857-6930 (domestic) or (719) 457-2602 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Sunday, April 29, 2007 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 4371803.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, commonly referred to as “GAAP.”  Diluted earnings per common share, operating profit as a percentage of net sales, and full year effective tax rates, excluding, as applicable, the gain on the sale of the joint venture investment, tax expense reductions, restructuring charges and charges related to the Company’s global manufacturing strategy are non-GAAP measures.  The Company’s management believes that presenting these non-GAAP figures reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance.  The Company may utilize these diluted earnings per share and operating profit measures to determine performance-based compensation.  Management also presents changes in net sales excluding the effects of foreign currency translation.  The Company’s management uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  the success of the Company’s growth, profitability and global manufacturing strategies; changes in raw material and energy costs; the effects of animal and food-related health issues; market conditions; tax, interest and exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES
Results for the periods ended March 31
(Unaudited)
(In millions, except per share data)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31		% Increase
	2007	2006	(Decrease)

Net sales by business segment:
Food packaging	$682.4	$625.6	9
Protective packaging	412.3	393.5	5

Total net sales	1,094.7	1,019.1	7

Cost of sales	780.5	735.5	6

Gross profit	314.2	283.6	11
As a % of total net sales	28.7%	27.8%

Marketing, administrative and development expenses	177.9	167.5	6
As a % of total net sales	16.3%	16.4%

Restructuring charges(1)	0.4	0.2	100

Operating profit	135.9	115.9	17
As a % of total net sales	12.4%	11.4%

Interest expense	(35.6)	(38.4)	(7)

Gain on the sale of equity method investment	35.3	—	—

Other income, net	4.5	4.5	—

Earnings before income tax expense	140.1	82.0	71

Income tax expense	13.1	26.2	(50)

Net earnings	$127.0	$55.8	128
As a % of total net sales	11.6%	5.5%

Basic earnings per common share(2)	$0.79	$0.34

Diluted earnings per common share(2)	$0.67	$0.30

Weighted average number of common shares outstanding:
Basic	161.4	163.0

Diluted	191.9	193.4

(1)             In the quarter ended March 31, 2007, the Company recorded $0.4 million of restructuring charges related to the consolidation of its customer service activities in North America.  In the quarter ended March 31, 2006, the Company incurred $0.2 million of restructuring charges for additional costs related to its global profit initiatives announced in the fourth quarter of 2004.

(2)             See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended March 31
(Unaudited)
(In millions, except per share data)
CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended March 31
	2007	2006(1)
Basic EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$127.0	$55.8

Denominator

Weighted average number of common shares outstanding - basic	161.4	163.0

Basic earnings per common share	$0.79	$0.34

Diluted EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$127.0	$55.8

Add: Interest on 3% convertible senior notes, net of income taxes	1.9	1.9

Net earnings ascribed to common shareholders - diluted	$128.9	$57.7

Denominator

Weighted average number of common shares outstanding - basic	161.4	163.0

Effect of conversion of 3% convertible senior notes	12.5	12.4

Effect of assumed issuance of asbestos settlement shares	18.0	18.0

Weighted average number of common shares outstanding - diluted(2)	191.9	193.4

Diluted earnings per common share	$0.67	$0.30

(1)             On February 16, 2007, the Company’s Board of Directors declared a two-for-one stock split of the Company’s common stock that was effected in the form of a stock dividend. The stock dividend was paid on March 16, 2007 at the rate of one additional share of the Company’s common stock for each share of the Company’s common stock issued and outstanding to stockholders of record at the close of business on March 2, 2007.  The par value of the Company’s common stock remains at $0.10 per share.  All share and per share amounts have been restated to reflect the two-for-one stock split.

(2)             In calculating diluted earnings per common share, the Company’s calculation of the weighted average number of common shares outstanding for the quarters ended March 31, 2007 and 2006 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” the assumed issuance of eighteen million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2006, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended March 31
(Unaudited)
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE(1)

	Quarter Ended March 31
	2007	2006

Reported U.S. GAAP diluted earnings per common share	$0.67	$0.30

Earnings effect resulting from the following:

Gain on the sale of equity method investment, net of income tax expense	(0.11)	—

Reversal of tax accruals and related interest	(0.18)	—

Total global manufacturing strategy charges, net of income tax expense	0.01	—

Diluted earnings per common share excluding the gain on the sale of equity method investment, the reversal of tax accruals and related interest and total global manufacturing strategy charges	$0.39	$0.30

RECONCILIATION OF THE EXPECTED ANNUAL EFFECTIVE INCOME TAX RATE(1)

As of March 31,
2007

Expected U.S. GAAP effective income tax rate for the full year 2007	25.5%

Effective income tax rate effect resulting from the following:

Reversal of tax accruals and related interest	7.1

Gain on the sale of equity method investment	(0.6)

Expected effective income tax rate for the full year 2007 excluding the reversal of tax accruals and related interest and the gain on the sale of equity method investment	32.0%

(1) The Company’s management believes that presenting diluted earnings per common share and the effective income tax rate excluding the items noted above reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance and thus management believes that this information may be useful to investors.  Diluted earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended March 31

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(2)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended March 31
	2007	2006
Operating profit
Food Packaging	$76.8	$64.6

As a % of food packaging net sales	11.3%	10.3%

Protective Packaging	59.7	51.7

As a % of protective packaging net sales	14.5%	13.1%

Total segments	136.5	116.3

Restructuring charges(1)	(0.4)	(0.2)

Unallocated corporate operating expenses	(0.2)	(0.2)

Total	$135.9	$115.9

As a % of total net sales	12.4%	11.4%

Depreciation and amortization
Food Packaging	$28.4	$28.0
Protective Packaging	12.2	13.3
Total	$40.6	$41.3

(1) The quarter ended March 31, 2007 includes a $0.1 million charge related to Food Packaging and a $0.3 million charge related to Protective Packaging.  The quarter ended March 31, 2006 includes a $0.3 million charge related to Food Packaging and $0.1 million credit related to Protective Packaging.

	Quarter Ended March 31
	2007	2006

CAPITAL EXPENDITURES:	$50.9	$28.9

(2) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
March 31, 2007 and December 31, 2006
(Unaudited)
(In millions)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007(1)	2006
ASSETS

Current Assets:

Cash and cash equivalents	$415.9	$373.1

Short-term investments — available-for-sale securities	39.9	33.9

Accounts receivable, net of allowances for doubtful accounts	704.2	721.3

Inventories	545.6	509.4

Other current assets	119.5	119.0

Total current assets	1,825.1	1,756.7

Property and equipment:
Land and improvements	39.1	35.7
Buildings	520.7	516.2
Machinery and equipment	2,021.1	2,054.2
Other property and equipment	136.1	135.9
Construction-in-progress	164.1	139.6
	2,881.1	2,881.6
Accumulated depreciation and amortization	(1,889.5)	(1,911.5)
Property and equipment, net	991.6	970.1

Goodwill	1,967.1	1,957.1

Other assets	333.1	337.0

Total Assets	$5,116.9	$5,020.9

(1)             The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
March 31, 2007 and December 31, 2006
(Unaudited)
(In millions)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007(1)	2006

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$16.8	$20.2

Current portion of long-term debt	5.6	5.5

Accounts payable	292.9	283.9

Asbestos settlement liability	512.5	512.5

Other current liabilities	465.8	497.8

Income taxes payable	48.9	86.2

Total current liabilities	1,342.5	1,406.1

Long-term debt, less current portion	1,827.1	1,826.6

Other liabilities	155.7	133.4

Total Liabilities	3,325.3	3,366.1

Total Shareholders’ Equity	1,791.6	1,654.8

Total Liabilities and Shareholders’ Equity	$5,116.9	$5,020.9

(1)             The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.